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FOR IMMEDIATE RELEASE:               CONTACT:  DOUGLAS I. PAYNE
November 11, 1997                    Sr. V.P.-Finance & Administration
                                     (540) 627-2157


STANLEY FURNITURE ANNOUNCES STOCK REPURCHASE FROM LEE FUND


STANLEYTOWN, VA., November 11, 1997/PRNewswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NNM:STLY) today announced that its Board of Directors has approved the repurchase of 413,201 shares of its Common Stock from the M.L. Lee Acquisition Fund,L.P. and its affiliates at a purchase price of $25 per share. The Lee Fund, which currently owns approximately 22% of the Companys outstanding stock, will own 12% after this repurchase, which is expected to close by November 18.

Albert L. Prillaman, president and chief executive officer of Stanley Furniture Company, stated, We believe that a repurchase of our shares is an attractive investment at this time. This repurchase reflects the Companys strong financial position as well as our confidence in the Companys future. In addition, this repurchase is expected to be accretive to earnings per share. On a pro forma basis this transaction would add $.08 to earnings per share for the nine month period ended September 28, 1997.

The Company plans to finance the $10 million repurchase with available borrowings under its bank credit facility or through the private placement of senior notes.

Established in 1924, Stanley Furniture Company is a leading manufacturer of furniture targeted at the upper-medium price range of the residential market. Manufacturing facilities are located in Stanleytown, VA, and Robbinsville, Lexington, and West End, NC.
Its Common Stock is traded on the NASDAQ stock market under the symbol STLY.

Certain statements made in this release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as believes, expects, may, will, should, or anticipates or the negative thereof or other variations thereon or comparable terminology. These statements reflect the Companys reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include the cyclical nature of the furniture industry, fluctuations in the price for lumber which is the most significant raw material used by the Company, competition in the furniture industry, capital costs and general economic conditions.




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